EXHIBIT 99.1

April 18, 2012

To Our Members:

I am very pleased to announce that our Board of Directors and our regulator, the Federal Housing Finance Agency, have agreed to terminate the Consent Cease and Desist Order (Consent Order), effective immediately. The Bank can now declare quarterly dividends without the consent of the regulator subject to two stipulations:

•	The dividend payment must be at or below the average of three-month LIBOR for that quarter and

•	Paying the dividend will not result in the Bank's retained earnings falling below the level at the previous year-end.

The Bank also has the option to seek the FHFA's approval for a higher dividend, if warranted. And, we plan to continue repurchasing excess stock and assess our capacity to do so on a quarterly basis.

We are thrilled that we can devote our undivided attention to building the member-focused Bank by providing solutions to support your funding, asset/liability management, and community development initiatives. We appreciate your membership and your support through the remediation process and look forward to continuing to position this institution to provide the high quality products and services that our members deserve.

Finally, you should have received an invitation to our first-ever Management Conference, “Leading Through Uncertainty: Contemporary Views,” to be held July 12 and 13 in Chicago. Please watch for invitations for upcoming training opportunities and late-fall regional meetings.

Regards,

/s/ Matt Feldman

Matt Feldman
President and CEO

This letter contains forward-looking statements which are based upon the Bank's current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “anticipates,” “believes,” “expects,” “could,” “plans,” “estimates,” “may,” “should,” “will,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty, that actual results could differ materially from those expressed or implied in these forward-looking statements, and that actual events could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the Bank's ability to pay future dividends, the Bank's ability to meet required conditions to repurchase or redeem capital stock from its members under the repurchase plan, including maintaining compliance with its minimum regulatory capital requirements and determining that its financial condition is sound enough to support such repurchases and redemptions, and the risk factors set forth in the Bank's periodic filings with the Securities and Exchange Commission, which are available on the Bank's website at www.fhlbc.com. The Bank assumes no obligation to update any forward-looking statements made in this letter.